This Agreement ("Agreement") is entered into by and between Allient Incorporated, a Colorado corporation, on behalf of itself, its subsidiaries, and other corporate affiliates with its principal office located at 495 Commerce Drive, Amherst, NY 14228 (collectively referred to as the "Allient") and Robert Maida, having his residence at 98 Cove Creek Run, West Seneca, NY 14224, hereinafter referred to as the “Contractor”.

Allient and the Contractor for good consideration have mutually agreed, and hereby mutually agree, Allient, for itself and its successors, and the Contractor, for itself and its successors and assigns, as follows:

1)	Allient agrees to pay and the Contractor to receive and accept as full compensation for the complete performance of all services and provide all materials required under this Agreement the rate of six-thousand dollars ($6,000.00) per month for the period of time March 6, 2024 through March 6, 2025 (“Term”), unless terminated pursuant to the terms of this Agreement or extended through mutual agreement by the parties in writing. On March 6, 2024, Contractor shall be provided with an Allient stock grant in the amount of twenty-four thousand dollars ($24,000.00) worth of Allient stock based on the stock price on March 6, 2024. This Allient stock grant will fully vest on March 6, 2025 as long as the Term is not terminated prior to March 6, 2025. If Allient terminates this Agreement under provision 2 of this Agreement, the Contractor will vest a pro-rated amount of shares determined by the date of termination. If the Contractor terminates this Agreement under provision 8 of this Agreement prior to the end of the Term, the Contractor will not vest any of the shares.

2)	Allient or the Contractor may terminate this Agreement by providing thirty (30) calendar days written prior notice to the other party for no cause.

3)	The Contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, gender identity or national origin.

4)	This Agreement may be signed in counterparts by each party; and versions of this Agreement transmitted by fax machine, including signatures transmitted by fax shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, the day and year first above written.

ALLIENT INC. CONTRACTOR

Alexander CollichioRobert Maida

General Counsel

March 6, 2024     March 6, 2024

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